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                                                                    EXHIBIT 23.3

                                Rosenman & Colin LLP
                                 575 Madison Avenue
                            New York, New York 10022-2585

August 14, 1997



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Central European Media Enterprises Ltd.
     Registration No. 333-24365

Gentlemen:

We have acted as U.S. counsel to Central European Media Enterprises Ltd., a Bermuda corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on April 2, 1997 as amended by Amendment No. 1 to the Registration Statement filed with the Commission on April 18, 1997, Amendment No. 2 to the Registration Statement filed on July 31, 1997, and Amendment No. 3 to the Registration Statement filed with the Commission on August 14, 1997, relating to the registration under the Securities Act of 1933, as amended, of $155,000,000 aggregate principal amount of Senior Notes due 2004 (the "Notes").

In rendering this opinion, we have examined the forms of Indentures between the Company and Bankers Trust Company pursuant to which the Notes will be issued (the "Indentures"), and we have assumed that the Company has taken all corporate action required under Bermuda law to authorize the execution, delivery and performance of the Indentures, which are the subject of an opinion of Conyers, Dill & Pearman, Bermuda counsel to the Company, which opinion is being filed as an exhibit to Amendment No. 3 to the Registration Statement.

Based solely upon the foregoing and subject to the assumptions and qualifications herein stated, we are of the opinion that when the Indentures have been duly executed and delivered and the Notes have been executed and authenticated in accordance with the Indentures and have been issued, sold and delivered in the manner and for the consideration stated in the Indentures and the Underwriting Agreement between the Company and the underwriters named therein, the forms of which have been filed as an exhibit to
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Amendment No. 3 to the Registration Statement, the Notes will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect relating to creditor's rights and remedies generally, and equitable considerations of any court before which enforcement may be sought.

This opinion is limited to the laws of the State of New York, and we express no opinion as to the laws of any other jurisdiction.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement, including the Prospectus, constituting a part thereof, and any amendments or supplements thereto, under the heading "Legal Matters."

Very truly yours,

ROSENMAN & COLIN LLP



By /s/Robert L. Kohl
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     A Partner